EXHIBIT 16.1

MOORE STEPHENS ELLIS FOSTER LTD.
Chartered Accountants
1650 West 1st Avenue
Vancouver, British Columbia, V6J 1G1
Telephone: (604) 734-1112  Facsimile: (604) 714-5916
e-mail: generaldelivery@ellisfoster.com

February 16, 2005

CYOP Systems International Inc.
Unit A 149 South Reeves Drive
Beverly Hills, California, 90212

Attention: Audit Committee:

Re:  CYOP Systems International Inc. (the “Company”)
        Resignation as principal independent accountant

We confirm that Moore Stephens Ellis Foster Ltd. (“Ellis Foster”) on February 16, 2005 2004 reached a mutual understanding with CYOP Systems International Inc. (the “Company”), pursuant to which Ellis Foster resigns as principal independent accountant to the Company effective February 16, 2005. Ellis Foster agrees with the statements made in Item 4 of the Current Report on Form 8-K dated February 16, 2005 of the Company (the “8-K Report”), as reprinted below from the 8-K Report:

Item 4.   Changes in Registrant’s Certifying Accountant

Previous principal independent accountant

On February 16, 2005, Moore Stephens Ellis Foster Ltd., Chartered Accountants (“Ellis Foster “), the principal independent accountant of the Company, resigned.

During the Company’s two most recent fiscal years and all subsequent interim periods preceding the resignation of Ellis Foster, there were no disagreements with Ellis Foster, whether or not resolved, on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, whether resolved or not resolved to the satisfaction of Ellis Foster, would have caused Ellis Foster to make reference to the subject matter of the disagreements in connection with its reports for such period. Ellis Foster, as the Company’s principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles during the Company’s two most recent fiscal years and all subsequent interim periods preceding the resignation of Ellis Foster. During the Company’s two most recent fiscal years and all subsequent interim periods preceding the resignation of Ellis Foster, there have been no disagreements with Ellis Foster or reportable events, as defined in Item 304(a)(1)(iv) of Regulation S-B.

New principal independent accountants

On February 16, 2005, the Audit Committee of the Company approved and authorized the engagement of De Leon & Company P.A. Certified Public Accountants and Consultants (“De Leon”), as the independent public accountants of the Company. On February 16, 2005, the Company engaged De Leon, 510 NW 159th Lane, Pembroke Pines, Florida 33028, as the principal independent accountant for the Company.

During the Company’s two most recent fiscal years, the Company has not consulted with De Leon with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, nor received any written or oral advice.”

Yours truly,

/s/ Moore Stephens Ellis Foster Ltd.

MOORE STEPHENS ELLIS FOSTER LTD.
Chartered Accountants